Exhibit 99.1

Investor Contact:
Reed Nolte
212-852-7092 rnolte@21cf.com

Press Contact:
Nathaniel Brown
212-852-7746 nbrown@21cf.com

FOR IMMEDIATE RELEASE

21ST CENTURY FOX AMERICA, INC. PRICES ISSUE OF $1.0 BILLION OF NEW DEBT

NEW YORK, NY, October 14, 2015 - 21st Century Fox America, Inc. (“21CFA”), a wholly-owned subsidiary of Twenty-First Century Fox, Inc. (“21st Century Fox” or the “Company”), today announced the pricing of an issuance of $600 million of 3.700% Senior Notes due 2025 and $400 million of 4.950% Senior Notes due 2045 (together, the “Notes”). The Notes will be guaranteed by the Company. The closing of the offering is expected to occur on October 21, 2015, subject to satisfaction of customary closing conditions. 21CFA will receive gross proceeds of $996,034,000 from this offering and expects to use the net proceeds for general corporate purposes.

The offering will be made in accordance with Rule 144A under the Securities Act of 1933, as amended, to purchasers in the United States and in accordance with Regulation S under the Securities Act to purchasers outside of the United States. The offering of the Notes has not been registered under the Securities Act, and the Notes may not be offered or sold absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.8 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic Channels, STAR India, 28 local television stations in the U.S. and more than 300 channels that comprise Fox International Channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and a 50% ownership interest in Endemol Shine Group. The Company also holds a 39.1% ownership interest in Sky, Europe’s leading entertainment company, which serves 21 million customers across five countries. For more information about 21st Century Fox, please visit www.21CF.com.